Exhibit 10.4

Bespoke Capital Acquisition Corp. 115 Park Street London, W1K 7AP, United Kingdom

Peter Caldini

[* * *]

[* * *]

United States

March 10, 2021

Consulting Agreement

Dear Peter,

This letter (the “Consulting Agreement”) confirms the Consulting Success Fee and Profits Interests to be issued to Peter Caldini (the “Consultant”) as referenced in the Non-Binding Term Sheet dated December 13, 2019 between the Consultant and Bespoke Capital Acquisition Corp. (“BCAC”).

Consulting Success Fee

On successful completion of the Qualifying Acquisition the Consultant will be paid a “Consulting Success Fee” of US$500,000.

Founder’s Shares Profits Interests

In addition to the Consulting Success Fee, the Consultant will be issued “Profits Interests” in 100,000 Class 1 Units of Bespoke B LP. The terms and conditions of such Profits Interests will be set out in a separate agreement.

This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York in respect of any claim, dispute or difference arising out of or in connection with this letter agreement

The Consultant acknowledges and agrees that it shall not be entitled to and waives and releases any rights to or interest under any circumstances in any of the escrow funds in the escrow account into which an amount equal to the gross proceeds of BCAC’s initial public offering of Class A Restricted Voting Units (including proceeds resulting from the exercise of the over-allotment, if any) has been deposited (the “Escrow Funds”). For greater certainty, it is expressly understood that the Escrow Funds shall not be used or available to pay any of The Consultant’s losses, damages, demands, claims, indemnities, expenses or costs which it may ever have, now has or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing with respect to its discussions, relationships or possible transaction with BCAC.

For the avoidance of doubt, the Consultant agrees to have the status of independent contractor  and nothing in this letter or in any course of dealing which may arise between the Consultant and BCAC shall create any partnership, agency, worker or employment relationship between the Consultant and BCAC. In addition, no other obligation for any other consideration of any form will remain outstanding from the Non-Binding Term Sheet, and the Non-Binding Term Sheet will be considered terminated.

***

Please indicate your acceptance of the above by signing and returning the enclosed copy of this letter as soon as possible.

Yours sincerely

/s/ Mark Harms

Mark Harms (CEO and Director)
Bespoke Capital Acquisition Corp.

We have read and agree to the terms of the above letter.

/s/ Peter Caldini

Signed by: Peter Caldini
Date: March 10, 2021